UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – December 18, 2008

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02(a) Results of Operations and Financial Condition.

The Registrant’s press release, dated December 18, 2008, announcing its results of operations and financial condition for the first quarter fiscal year 2009, is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.05 Costs Associated with Exit or Disposal Activities.

In response to current and anticipated economic uncertainties, on December 12, 2008, RF Monolithics, Inc. (the "Company") implemented an expense reduction program, which included (a) a reduction in force (the "Reduction in Force"), (b) the indefinite salary reduction of 10% for all officers and employees, (c) the suspension of the 401(k) corporate matching contribution, and (d) the suspension of cash retainer and meeting fees for our outside directors.  The Company's is reducing headcount by approximately 43 full time positions, representing approximately 37% of its total workforce.  These reductions will be substantially complete by December 31, 2008.  The Reduction in Force was initiated in connection with the Company's efforts to reduce its cost structure and lower its break-even point.

As a result of the Reduction in Force, the Company expects to incur charges in the $0.5 million to $0.7 million range in the second quarter of fiscal 2009 for non-recurring expenses and employee termination benefits, including severance, and other benefits.

On December 18, 2008, the Company issued a press release announcing its financial performance during its first quarter of fiscal 2009.  That release also announces the Reduction in Force and is set forth as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01 Exhibits.

(c)	Exhibits.

	Exhibit	Description
	99.1	Registrant’s Press Release, dated December 18, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	December 18, 2008

EXHIBIT INDEX

Exhibit	Description

99.1	Registrant’s Press Release, dated December 18, 2008